EXHIBIT 99.1

    ARIAD Initiates Phase 3 'Succeed' Trial of Oral Deforolimus in
                  Patients with Metastatic Sarcomas

   Marks International Collaboration in Soft-Tissue and Bone Sarcoma
                            Clinical Trial

     Will Evaluate Endpoint of Progression-Free Survival in Novel
                                Setting

    CAMBRIDGE, Mass.--(BUSINESS WIRE)--Sept. 24, 2007--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today announced initiation of its global Phase 3 clinical trial of oral deforolimus in patients with metastatic soft-tissue and bone sarcomas. This pivotal trial will assess progression-free survival (PFS) as the primary endpoint and overall survival as a secondary endpoint in patients with metastatic sarcomas following a favorable response to chemotherapy.

    "The SUCCEED trial - one of the largest studies of patients with soft-tissue and bone sarcomas ever conducted - represents an expansive international collaboration of sarcoma experts to test a hypothesis that could shift the paradigm of how such patients are treated," said George D. Demetri, M.D., Director, the Ludwig Center at Dana-Farber Cancer Institute and Associate Professor of Medicine, Harvard Medical School, Boston. "In particular, this trial is designed to study a new treatment option vs. the current standard of "watchful waiting" for disease progression. Thus, the trial will provide a unique opportunity to evaluate whether more active management of the disease prolongs progression-free survival over the traditional clinical approach."

    The SUCCEED (Sarcoma Multi-Center Clinical Evaluation of the Efficacy of Deforolimus) trial is a randomized, double-blind, placebo-controlled Phase 3 study of oral deforolimus in metastatic sarcoma patients who have achieved a favorable response to chemotherapy. Continued treatment with traditional chemotherapeutic drugs has not been established to provide additional clinical benefit after such a response. Thus, absent new alternatives, physicians generally would either continue potentially toxic chemotherapy until the side effects become unacceptable or, more commonly, monitor patients carefully for disease progression (tumor growth) prior to initiating another line of chemotherapy. Therefore, the placebo arm represents a current standard of care for patients in this clinical setting.

    This trial is designed to evaluate approximately 650 patients who will be randomized (1:1) to oral deforolimus or placebo at approximately 125 sites. The trial is 90% powered to detect a 33% increase in median PFS (corresponding to a hazard ratio of 0.75) comparing the deforolimus arm with the placebo arm. Two interim efficacy analyses are included. Complete patient enrollment and the second interim analysis are expected to take place within approximately two years of the first patient being enrolled.

    "The start of the SUCCEED trial signals an important advance in our comprehensive global development of deforolimus in oncology," said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. "Deforolimus is a promising targeted oral treatment, and we look forward to obtaining further confirmation of its efficacy and safety in patients with metastatic sarcomas from this trial. In addition, we are looking forward to launching multiple additional clinical trials with our partner Merck to assess the clinical benefit of oral deforolimus in a broad range of other cancers - both as a single agent and in combination with other targeted and chemotherapeutic agents."

    For more information about the SUCCEED trial, patients and physicians should visit the trial website at http://www.succeedtrial.com or, after September 27, 2007, contact the U.S. toll-free number 1-877-SUCCEED (1-877-782-2333) or the international number 1-617-621-2302.

    ARIAD and Merck & Co., Inc. have a global collaboration to jointly develop and commercialize deforolimus for oncology. Merck will pay ARIAD a $13.5 million milestone upon dosing of the first patient in the Phase 3 trial.

    ARIAD recently reached agreement on a Special Protocol Assessment
(SPA) with the U.S. Food and Drug Administration for the trial. The European Medicines Agency has provided protocol advice consistent with that of the FDA regarding the trial design as part of its Protocol Assistance program.

    About Sarcoma

    Sarcomas are a group of aggressive cancers of connective tissue of the body for which there are currently limited treatment options. Sarcomas can arise anywhere in the body and are divided into two main groups - bone tumors and soft-tissue sarcomas. They are further subdivided based on the type of cell or tissue which the tumor resembles. There are approximately 12,000 new cases of sarcoma diagnosed each year in the U.S. and approximately 100,000 sarcoma patients overall in the U.S. More information about sarcomas is available at http://www.curesarcoma.org and at http://www.sarcoma.net/facts/htm.

    About Deforolimus

    ARIAD's lead product candidate, deforolimus, is a novel small-molecule inhibitor of the protein mTOR, a "master switch" in cancer cells. Blocking mTOR creates a starvation-like effect in cancer cells by interfering with cell growth, division, metabolism, and angiogenesis. Multiple Phase 1 and 2 clinical trials of deforolimus in solid tumors and hematologic cancers have completed patient enrollment. The global Phase 3 SUCCEED trial of oral deforolimus in metastatic soft-tissue and bone sarcomas is based on a Special Protocol Assessment agreed upon by the U.S. Food and Drug Administration. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus in cancer. ARIAD is also collaborating with Medinol Ltd. to develop stents and other medical devices that deliver deforolimus to prevent reblockage at sites of vascular injury following stent-assisted angioplasty.

    About ARIAD

    ARIAD is engaged in the discovery and development of breakthrough medicines to treat cancer by regulating cell signaling with small molecules. ARIAD is developing a comprehensive approach to patients with cancer that addresses the greatest medical need - aggressive and advanced-stage cancers for which current treatments are inadequate. ARIAD has a global partnership with Merck & Co., Inc. to develop and commercialize deforolimus, ARIAD's lead cancer product candidate. Medinol Ltd. also is developing stents and other medical devices that deliver deforolimus to prevent reblockage at sites of vascular injury following stent-assisted angioplasty. ARIAD has an exclusive license to pioneering technology and patents related to certain NF-(kappa)B treatment methods, and the discovery and development of drugs to regulate NF-(kappa)B cell-signaling activity, which may be useful in treating certain diseases. Additional information about ARIAD can be found on the web at http://www.ariad.com.

    This press release contains "forward-looking statements," including statements related to the design, conduct and timing of the Phase 3 clinical trial of deforolimus in metastatic sarcoma. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, the costs associated with our research, development, manufacturing and other activities, the conduct and results of pre-clinical and clinical studies of our product candidates, difficulties or delays in obtaining regulatory approvals to market products resulting from our development efforts, our reliance on partners, including Medinol and Merck, and other key parties for the successful development, manufacturing and commercialization of products, the adequacy of our capital resources and the availability of additional funding, patent protection and third-party intellectual property claims relating to our and any partner's product candidates, the timing, scope, cost and outcome of legal and patent office proceedings concerning our NF-(kappa)B patent portfolio, the potential acquisition of or other strategic transaction regarding the minority stockholders' interests in our 80%-owned subsidiary, ARIAD Gene Therapeutics, Inc., future capital needs, key employees, markets, economic conditions, prices, reimbursement rates, competition and other factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this document is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

    CONTACT: ARIAD Pharmaceuticals, Inc.
             Edward M. Fitzgerald, 617-621-2345
             or
             Sondra Newman, 617-877-5687